Cardinal Ethanol, LLC Employee Bonus Plan Amended and Restated for Fiscal Year 2020-21 (Effective 10-1-20) The purpose in developing and continuing an Employee Bonus Plan is to reward the employees for their contributions that directly impact the financial results of the Company, that reflect a positive safety culture, and to promote teamwork needed to complete desired goals. This year’s Plan is made up of financial and team goals relating to the Company’s financial success, safety, and production efficiency. For the purposes of the Plan, wages are defined as the amount paid during the defined period and limited to regular pay, overtime, holiday, and paid time off (PTO). Rules of the Plan: a) All plan payouts must be approved by the Board of Directors. b) Employee must be employed on the day that the Board approves the payout to be eligible for any bonus payout. c) Employee must be working from October 1, 2020 to September 30, 2021 to be eligible for the full bonus. Financial Goal: a) Eligibility for the Financial Goal payout portion of the plan begins at $7,500,000 net income. There will be NO payout under the financial goal section if the Company does not meet this minimum income threshold. b) The Financial Goal section is eligible to all employees that meet the eligibility requirements. c) Payout for the Financial Goal will be made prior to December 31, 2021 once the fiscal year end results are calculated, reviewed, and approved. Team Goals: a) Team Goals are not subject to a minimum net income requirement. b) Payout for the Team Goals will be made quarterly and based on company “Operational Statistics”, Individual Safety Participation, and Audits. c) Employee must be employed on the last day of the quarter and on the day the Board approves the payout to receive any payout from the Team Goals. d) Employee does not need to have worked the full quarter to be eligible. Payout will be made once final goal accomplishments are known and have been approved by the Board of Directors. e) Team Goal payout is applicable to all employees that meet the eligibility requirements.

# Employee Bonus Plan

**Financial Goal – Max Payout 10% of eligible wage.**

- Minimum required net profit needed for payout $7.5M (Annual Payout)
  - Payout Level 1................................ $ 7,500,000 - $11,999,999 = 5 % payout
  - Payout Level 2................................ $12,000,000 - $19,999,999 = 7½% payout
  - Payout Level 3................................ $20,000,000 and above = 10% payout

**Team Goals – Max Payout 10% of eligible wage.**

Team Goal #1 – Improved efficiency and production through increased ethanol yield per bushel ground as compared to previous year's achievements. (Quarterly Payout)

Team Goal #2 – Optimize natural gas usage by reducing BTU/gallon. Achieved Natural Gas Usage number will be based on "Operation Statistics" work papers. (Quarterly Payout)

Team Goal #3 – Maximize corn oil yield per bushel of corn ground. (Quarterly Payout)

Team Goal #4 – Improve Safety performance. Increase awareness and maintain safety performance. Near Misses will be based on individual reports submitted on time to the EHS Manager. Other Safety criteria are based on individual participation and Bi-Annual Safety Audits. (Quarterly Payout)

- <u>Goal #1</u> Be a leader in efficiency through optimizing ethanol yield – (Improve on our 3-year average yield of 2.90 undenatured, moisture adjusted gallons per bushel ground based on corn at 15%) (3% max payout)
  1) Undenatured Ethanol Yield below 2.909 bu/gal............. 0% payout
  2) Undenatured Ethanol Yield of 2.91 – 2.919 bu/gal.... 1% payout
  3) Undenatured Ethanol Yield of 2.920 – 2.935 bu/gal...... 2% payout
  4) Undenatured Ethanol Yield of ≥ 2.935 bu/gal................ 3% payout

- <u>Goal #2</u> Optimize Natural Gas Usage (BTU per Anhydrous Ethanol Gallon) (2% max payout)
  1) 25,950 or more........................................................ 0% payout
  2) 25,949 – 25,450 ...................................................... 1% payout
  3) Less than 25,450....................................................... 2% payout

- <u>Goal #3</u> Maximize Corn Oil Yield – (Pounds of Oil per Bushels Ground) (2% max payout)
  1) Corn Oil Yield of <.880 lbs/bushel......................... 0% payout
  2) Corn Oil Yield of .880 - .899 lbs/bu...................... 1% payout
  3) Corn Oil Yield of ≥ .900 ....................................... 2% payout

• Goal #4 Improve Safety Record: Individual Safety Participation; subject to verification and approval by management. (3% max payout) 1) Safety Committee Meeting and Individual Employee Participation (1% max payout) Participate in one (1) Safety Committee meeting and one (1) Individual Employee Participation Task from the below menu: o Individual Employee Participation Menu (One item per employee) Safety Program Area Audit Complete Non-Routine Task Pre-Work Audit Completed Lead a Toolbox Talk Review, update, and complete PSSR activity. LOTO/Confined Space Program Review Contractor Observation, Review and Evaluation Participate and complete an optional Safety Webinar. Participate on an Internal Control committee. 2) Near Miss Reporting (complete 2) (1% max payout) o Two (2) Near Miss Reports completed (Plant, Internal Control, Cyber) 3) Improve ERI Audit Score (based on bi-annual Audit scores/ranking) (1% max payout) (required a minimum of 1 above to be eligible for item #3) Q1 Payout = Completion of all non-capital deficiencies highlighted and mentioned in the latest ERI Safety Audit within 90 days of issuance of ERI Safety Audit Report. Q2 Payout = A Safety Audit Score greater than the previous ERI Safety Audit Score (91.58%). Q3 Payout = Completion of all non-capital deficiencies highlighted and mentioned in the latest ERI Safety Audit within 90 days of issuance of ERI Safety Audit Report. Q4 Payout = A Safety Audit Score greater than the Previous ERI Safety Audit Score (TBD after Q2 Audit).

Personal Incentive (10% additional opportunity available) Available to the following positions: CEO, CFO, Commodity Manager, and Plant Manager These positions will be eligible for an additional 10% payout. 50% of this payout will be tied to the Production Manager, Maintenance Manager, and the EHS Manager meeting their individual goals. 20% of this payout will be tied to all employee base plan average annual score. 30% of this payout will be based on Production improvement. “Senior Management”: Goals (annual payout) (CEO, CFO, Commodity Manager, Plant Manager) 1) Leadership/Management/Coaching – Develop and Support Mid-management (5%) Average completion scores of mid management incentive award times 50% award value. 2) Staff Development and Training – Develop programs and processes for employee success (2%) Average earned score of all employees (excluding mid-management) incentive award times 20% award value. 3) Production & Capacity Goals (Based on Denatured Production) (3%) 1) Fiscal Year End Production > 132,000,000 MG………………. 1% payout 2) Fiscal Year End Production > 134,000,000 MG………......... 2% payout 3) Fiscal Year End Production > 138,000,000 MG………......... 3% payout